Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2019 FINANCIAL RESULTS

Englewood, Colorado, November 11, 2019 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported third quarter 2019 results.  Headlines include(1):

Operating results:

•	Qurate Retail total revenue decreased 4% to $3.1 billion
•	Revenue decreased 4% in constant currency(2)
•	eCommerce revenue comprised $1.8 billion or 59% of total revenue
•	Qurate Retail reported $(1.85) diluted EPS; $0.42 adjusted diluted EPS(3)
•	QxH revenue decreased 4% to $1.9 billion
•	QVC International revenue increased 2% to $650 million
•	Revenue increased 3% in constant currency
•	Zulily revenue decreased 17% to $359 million
•	Incurred a $1.0 billion non-cash impairment charge related to its tradename and goodwill
•	Cornerstone revenue decreased 2% to $226 million
•	Revenue increased 5% excluding closed Improvements business

Corporate updates:

•	Repurchased 100k of Liberty Interactive LLC’s 3.50% MSI exchangeable bonds in October for $88 million
•	$251 million principal amount of bonds outstanding pro-forma for repurchase

“The third quarter was challenging, with continued sales and Adjusted OIBDA pressure at QxH and Zulily,” said Mike George, President and CEO of Qurate Retail. “However, we were pleased to see Cornerstone’s continuing operations turn to growth and a further acceleration of growth at QVC International. Despite the sales pressures, we generated strong growth in free cash flow. As we look ahead, we are intensely focused on improving our operating results, accelerating synergy capture and better positioning our companies for a changing retail and media world, while sustaining strong cash flow.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2019 to the same period in 2018. During the first quarter of 2019, Qurate Retail changed its reportable segments to combine QVC US and HSN into one QxH reportable segment and is presenting prior period information in this press release to conform to this change.

THIRD QUARTER 2019 FINANCIAL RESULTS

(amounts in millions)	3Q18	3Q19	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,929	$1,854	(4)%
QVC International(b)	640	650	2%	3%
Zulily	432	359	(17)%
Cornerstone	230	226	(2)%
Total Qurate Retail Revenue	$3,231	$3,089	(4)%	(4)%

Operating Income
QxH	$228	$243	7%
QVC International(b)	77	87	13%	16%
Zulily(c)	(38)	(1,042)	NA
Cornerstone	(19)	(5)	74%
Unallocated corporate cost(d)	(11)	(10)	9%
Total Qurate Retail Operating Income	$237	$(727)	NA

Adjusted OIBDA
QxH	$371	$346	(7)%
QVC International(b)	93	106	14%	15%
Zulily	18	8	(56)%
Cornerstone	(7)	4	157%
Unallocated corporate cost(d)	(7)	(8)	(14)%
Total Qurate Retail Adjusted OIBDA	$468	$456	(3)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Includes QVC Japan, QVC Germany, QVC UK, QVC Italy and QVC France, which terminated its operations on March 13, 2019.
c)	In the third quarter of 2019, Zulily incurred a $1.0 billion non-cash impairment charge related to its tradename and goodwill.
d)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

THIRD QUARTER 2019 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	3Q18	3Q19
Net Income(a)	$72	$(770)
Adjusted Net Income(b)	$169	$177

Basic weighted average shares outstanding ("WASO")	459	417
Potentially dilutive shares	2	1
Diluted WASO	461	418

GAAP EPS(a)	$0.16	$(1.85)
Adjusted EPS(b)	$0.37	$0.42

a)	Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QxH

QxH reported sales declines in jewelry, accessories and home, which were partially offset by gains in beauty and apparel. Operating income margin expanded primarily due to transaction-related costs incurred in the third quarter of 2018. Adjusted OIBDA margin(3) contracted, reflecting sales deleverage, higher fulfillment (warehouse and freight), inventory management and marketing expense, partially offset by lower TV distribution commissions and higher product margins. Lower TV distribution commissions were in part associated with the accounting treatment for certain renewed HSN carriage agreements (described below), as well as favorable renegotiated rates at HSN.

Beginning in the third quarter of 2018, HSN began renewing TV carriage agreements with certain distribution partners, which provided multi-year upfront payments that are amortized over the life of the agreements, versus its previous convention of expensing quarterly payments as incurred. This accounting change has a positive impact on QxH’s Adjusted OIBDA(3) with a corresponding increase in QxH’s amortization expense, which is neutral to operating income each period and cash neutral over the life of the agreements.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 5% versus the British Pound and 4% against the Euro, partially offset by the Dollar weakening 4% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the third quarter of 2019.

QVC International constant currency revenue, operating income and Adjusted OIBDA gains were driven by growth primarily in Japan and Germany. Operating income and Adjusted OIBDA margins expanded, reflecting improved gross margins primarily from ASP leverage, partially offset by lower shipping and handling revenue. As previously announced,

QVC closed its television and digital platforms in France on March 13, 2019, which benefited results in the third quarter due to losses incurred in the prior year.

Zulily

Zulily revenue declined primarily due to lower unit volume driven by a decrease in new customers and lower purchasing frequency from existing customers compared to the corresponding periods in the prior year.  Product categories that led the sales decline were apparel (kids and women), home and footwear. Zulily’s results were negatively affected by less efficient customer acquisition spend on certain digital marketing channels. Operating loss increased primarily due to a $1.0 billion non-cash, impairment charge related to its tradename and goodwill. Adjusted OIBDA declined primarily due to the sales decline combined with sales deleverage across supply chain and fixed cost expenses, partially offset by reduced marketing spend.

Cornerstone

Cornerstone results include the Improvements catalog business until it was shut down effective December 2018. Excluding Improvements, revenue increased 5% due to strength in the home segment, including Grandin Road, Frontgate and Ballard Designs, and product margins grew. Operating income and Adjusted OIBDA also benefited from costs related to the closure of Improvements incurred in the prior year.

THIRD QUARTER 2019 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q18	3Q19	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	63.9%	65.0%	110	bps
Operating Income Margin (%)	11.8%	13.1%	130	bps
Adjusted OIBDA Margin (%)	19.2%	18.7%	(50)	bps
Average Selling Price	$52.91	$53.35	1%
Units Sold			(4)%
Return Rate(b)	17.2%	17.3%	10	bps
eCommerce Revenue(c)	$1,052	$1,027	(2)%
eCommerce % of Total Revenue	54.5%	55.4%	90	bps
Mobile % of eCommerce Revenue(d)	64.8%	68.4%	360	bps
LTM Total Customers(e)	10.8	10.7	(1)%

QVC – International
Cost of Sales % of Revenue	63.1%	62.9%	(20)	bps
Operating Income Margin (%)	12.0%	13.4%	140	bps
Adjusted OIBDA Margin (%)	14.5%	16.3%	180	bps
Average Selling Price			7%		8%
Units Sold			(3)%
eCommerce Revenue(c)	$244	$266	9%		11%
eCommerce % of Total Revenue	38.1%	40.9%	280	bps
Mobile % of eCommerce Revenue(d)	71.6%	75.9%	430	bps
LTM Total Customers(e)	4.8	4.6	(4)%

Zulily
Cost of Sales % of Revenue	73.8%	74.4%	60	bps
Operating Income Margin (%)	(8.8)%	(290.3)%	NA
Adjusted OIBDA Margin (%)	4.2%	2.2%	(200)	bps
Mobile % of Total Orders	72.4%	75.2%	280	bps
LTM Total Customers(e)	6.6	5.9	(11)%

Cornerstone
Operating Income Margin (%)	(8.3)%	(2.2)%	610	bps
Adjusted OIBDA Margin (%)	(3.0)%	1.8%	480	bps
eCommerce Revenue(c)	$166	$161	(3)%
eCommerce % of Total Revenue	72.2%	71.2%	(100)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its ongoing annual effective tax rate will be in the range of 16% - 19% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments. This estimate excludes the impact of one-time tax items and is subject to adjustment. Qurate Retail’s book tax rate in 2019 is impacted by the tax loss generated by the sale of Qurate Retail’s investment in FTD in the second quarter (as described in the second quarter 2019 earnings press release), as well as the goodwill impairment recognized at Zulily in the third quarter, which is not deductible for tax purposes. The impairment has no impact on Qurate Retail’s cash taxes.

Share Repurchases

From August 1, 2019 through October 31, 2019,  Qurate Retail repurchased approximately 2.2 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $13.33 for total cash consideration of $29 million. Since the creation of our existing common stock (including its predecessors,  the QVC Group and the Liberty Interactive Group) in May 2006, Qurate Retail has repurchased shares for aggregate cash consideration of $9.0 billion, representing approximately 60% of the shares outstanding in May 2006.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks. The remaining repurchase authorization for Qurate Retail is approximately $497 million as of October 31, 2019.

FOOTNOTES

1)

Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these  headlines and other matters on  Qurate Retail’s earnings conference call which will begin at 8:30  a.m. (E.S.T.) on November 11, 2019.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2019	9/30/2019
Cash and cash equivalents (GAAP)	$519	$605

Indemnification Asset(a)	$133	$137

Debt:
QVC senior notes(b)	$3,375	$3,375
QVC bank credit facility	1,733	1,777
Total Qurate Retail Group Debt	$5,108	$5,152

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,505	1,499
Corporate Level Debentures	2,296	2,290
Total Qurate Retail, Inc. Debt	$7,404	$7,442
Unamortized discount, fair market value adjustment and deferred loan costs	54	98
Total Qurate Retail, Inc. Debt (GAAP)	$7,458	$7,540

QVC, Inc. leverage(d)	2.3x	2.3x

a)

Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.

b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily. QVC, Inc. leverage as of June 30, 2019 has been restated in the above table.

Cash at Qurate Retail increased $86 million in the third quarter as cash from operations more than offset capital expenditures and share repurchases.    Total debt at Qurate Retail increased by $38 million in the third quarter primarily due to additional borrowing under QVC’s bank credit facility.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of September 30, 2019, a holder of the Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification asset has been classified as a long-term asset. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of September 30, 2019.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB)  President and CEO, Mike George, and Executive Chairman, Greg Maffei,  will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30  a.m. (E.S.T.) on November 11, 2019.  The call can be accessed by dialing (800)  458-4121 or (323)  794-2093, passcode 7830796,  at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial prospects and performance, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by GCI Liberty,  the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail.  Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2018, December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q18	4Q18	1Q19	2Q19	3Q19
Qurate Retail, Inc. Operating Income	$237	$435	$288	$336	$(727)
Depreciation and amortization	167	148	153	158	146
Stock compensation expense	21	21	19	18	17
Impairment of intangible assets	—	33	—	—	1,020
Operating company level transaction related costs	43	15	—	1	—
Qurate Retail, Inc. Adjusted OIBDA	$468	$652	$460	$513	$456

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC,  Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2018, December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, respectively.  As there are no material reconciling items between Adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q18	4Q18	1Q19	2Q19	3Q19
QVC
Operating income	$305	$461	$326	$365	$330
Depreciation and amortization	107	106	118	124	112
Stock compensation	12	11	9	11	10
Impairment of intangible assets	—	30	—	—	—
Transaction related costs	40	10	—	1	—
Adjusted OIBDA	$464	$618	$453	$501	$452

QxH Adjusted OIBDA	$371	$489	$352	$395	$346
QVC International Adjusted OIBDA	93	129	101	106	106

Zulily
Operating loss	$(38)	$(2)	$(13)	$(23)	$(1,042)
Depreciation and amortization	51	32	26	26	26
Stock compensation	5	4	4	4	4
Impairment of intangible assets	—	—	—	—	1,020
Adjusted OIBDA	$18	$34	$17	$7	$8

Cornerstone
Operating income (loss)	$(19)	$(13)	$(7)	$6	$(5)
Depreciation and amortization	8	11	9	8	8
Stock compensation	1	—	1	—	1
Impairment of intangible assets	—	3	—	—	—
Transaction related costs	3	5	—	—	—
Adjusted OIBDA	$(7)	$6	$3	$14	$4

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended September 30, 2018, December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS  RECONCILIATION

(amounts in millions)	3Q18	4Q18	1Q19	2Q19	3Q19
Qurate Retail, Inc. Net income (GAAP)	$72	$273	$55	$118	$(770)
Purchase accounting amort., net of deferred tax benefit (a)	48	32	34	34	32
Operating company level transaction related costs, net of tax benefit	33	11	—	1	—
Impairment of intangible assets, net of tax impact	—	25	—	—	881
Non-recurring tax items(b)	—	(76)	—	(34)	—
Mark-to-market adjustments, net(c)	16	12	62	87	34
Adjusted Net Income	$169	$277	$151	$206	$177

Diluted earnings per share (GAAP)	$0.16	$0.61	$0.13	$0.28	$(1.85)
Total adjustments per share, net of tax	0.21	0.01	0.22	0.20	2.27
Adjusted earnings per share	$0.37	$0.62	$0.35	$0.48	$0.42

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Includes impact of US tax reform and other one-time tax items.
c)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2019	2018
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$605	653
Trade and other receivables, net	1,260	1,835
Inventory, net	1,674	1,474
Other current assets	290	224
Total current assets	3,829	4,186
Investments in equity securities	101	96
Property and equipment, net	1,321	1,322
Intangible assets not subject to amortization	9,874	10,912
Intangible assets subject to amortization, net	1,009	1,058
Other assets, at cost, net of accumulated amortization	845	267
Total assets	$16,979	17,841
Liabilities and Equity
Current liabilities:
Accounts payable	1,013	1,204
Accrued liabilities	927	1,182
Current portion of debt	1,202	1,410
Other current liabilities	209	155
Total current liabilities	3,351	3,951
Long-term debt	6,338	5,963
Deferred income tax liabilities	1,757	1,925
Other liabilities	764	258
Total liabilities	12,210	12,097
Equity	4,643	5,624
Non-controlling interests in equity of subsidiaries	126	120
Total liabilities and equity	$16,979	17,841

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2019	2018
Revenue:
Total revenue, net	$3,089	3,231

Operating costs and expenses:
Cost of retail sales	2,026	2,109
Operating expense	200	241
Selling, general and administrative, including stock-based compensation and transaction related costs	424	477
Depreciation and amortization	146	167
Impairment of intangible assets	1,020	—
	3,816	2,994
Operating income (loss)	(727)	237

Other income (expense):
Interest expense	(93)	(94)
Share of earnings (losses) of affiliates, net	(36)	(29)
Realized and unrealized gains (losses) on financial instruments, net	(45)	(27)
Other, net	(4)	(2)
	(178)	(152)
Earnings (loss) from continuing operations before income taxes	(905)	85
Income tax benefit (expense)	150	(3)
Net earnings (loss)	(755)	82
Less net earnings (loss) attributable to noncontrolling interests	15	10
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$(770)	72

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2019	2018
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(559)	677
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(141)
Depreciation and amortization	457	489
Impairment of intangible assets	1,020	—
Stock-based compensation	54	67
Share of (earnings) losses of affiliates, net	104	89
Realized and unrealized gains (losses) on financial instruments, net	239	(92)
Deferred income tax expense (benefit)	(165)	(84)
Other, net	11	29
Changes in operating assets and liabilities
Current and other assets	419	163
Payables and other liabilities	(670)	(201)
Net cash provided (used) by operating activities	910	996

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	—	281
Investments in and loans to cost and equity investees	(109)	(73)
Capital expenditures	(249)	(172)
Payments for television distribution rights	(128)	(120)
Net cash provided (used) by investing activities	(486)	(84)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,215	3,142
Repayments of debt	(2,179)	(3,415)
GCI Liberty Split-Off	—	(475)
Repurchases of Qurate Retail common stock	(392)	(623)
Indemnification payment from GCI Liberty, Inc.	—	133
Other financing activities, net	(112)	(45)
Net cash provided (used) by financing activities	(468)	(1,283)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(3)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	(47)	(373)
Cash, cash equivalents and restricted cash at beginning of period	660	912
Cash, cash equivalents and restricted cash at end period	$613	539